UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



          Date of report (Date of earliest event reported) May 9, 2000


                            NOONEY REALTY TRUST, INC.
             (Exact Name of Registrant as Specified in its Charter)


        MISSOURI                      00-13457                  48-1339136
(State or Other Jurisdiction        (Commission               (IRS Employer
    of Incorporation)               File Number)           Identification No.)





1100 Main, Suite 2100, Kansas City, MO                            64105
(Address of Principal Executive Offices)                        (Zip Code)


Registrant's telephone number, including area code     (816) 421-4670




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5.       Other Events.

Annual Meeting of Shareholders

         On May 9, 2000, the Registrant held its Annual Meeting of Shareholders. At the meeting, the following matters were voted upon by the shareholders:

         1. A proposal to amend Article Eight of the Trust's Articles of Incorporation, Section 6.1 of Article VI of the Trust's Bylaws and Section 10.8(b) of Article X of the Trust's Bylaws to eliminate the Trust's "self-liquidating" policy.

         2. A proposal to amend provisions of the Trust's Bylaws to eliminate certain investment and borrowing restrictions on the Trust. The proposal was to

                  A. amend Section 6.2 of the Trust's Bylaws by deleting the text of paragraph (d) thereof; as a result, the Trust would be permitted to acquire equity securities of other companies;

                  B. amend Section 6.2 of the Trust's Bylaws by deleting the text of paragraph (i) thereof; as a result the Trust would be permitted to exchange its common stock for real estate investments;

                  C. amend Section 3.1(e) of the Trust's Bylaws by deleting clauses (ii) and (iii) thereof, and amend
                           Section 3.4 of the Trust's Bylaws by deleting paragraph (e) thereof; as a result, existing provisions that restrict (1) total indebtedness of the Trust from exceeding 300% of the net asset value of the Trust's assets and unsecured borrowings that result in an asset coverage of less than 300% and (2) require the Independent Trustees to monitor such coverages, would be eliminated; and

                  D. amend the second paragraph of Section 9.4 of the Trust's Bylaws by adding a new paragraph (d) thereto that allows the Trust to purchase or sell property from or to affiliates of the Trust if approved by the unanimous vote of the disinterested Independent Trustees.

         3. A proposal to amend Article One of the Trust's Articles of Incorporation and Section 1.1 of Article I of the Trust's Bylaws to change the name of the Trust to Maxus Realty Trust, Inc.

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         4.       To elect five  trustees to hold  office  until the next Annual
                  Meeting of Shareholders and until their successors are elected and qualify.

         The total votes for Proposal 1 were cast as follows: 491,697 voted "for", 67,506 voted "against" and 8,689 "abstentions".

         The total votes for Proposal 2A were cast as follows: 493,105 voted "for", 65,485 voted "against" and 9,303 "abstentions".

         The total votes for Proposal 2B were cast as follows: 490,214 voted "for", 68,344 voted "against" and 9,335 "abstentions".

         The total votes for Proposal 2C were cast as follows: 488,480 voted "for", 71,093 voted "against" and 8,320 "abstentions".

         The total votes for Proposal 2D were cast as follows: 489,424 voted "for", 69,725 voted "against" and 8,744 "abstentions".

         The total votes for Proposal 3 were cast as follows: 629,011 voted "for", 61,302 voted "against" and 11,472 "abstentions".

         Each of the proposals received the necessary votes for approval by the shareholders of the Registrant.

         The following were the nominees of management voted upon and elected by the shareholders of the Registrant: David L. Johnson, Monte McDowell, Daniel W. Pishny, Robert B. Thomson and Chris Garlich. There were 681,256 votes "for" Mr. Johnson and 20,529 votes "withheld." There were 686,334 votes "for" Mr. McDowell and 15,451 votes "withheld." There were 685,750 votes "for" Mr. Pishny and 16,035 votes "withheld." There were 686,234 votes "for" Mr. Thomson and 15,551 votes "withheld." There were 685,650 votes "for" Mr. Garlich and 16,135 votes "withheld."

         As a result of the approval of Proposal 3 to change the Registrant's name, on May 10, 2000, the Registrant filed an amendment to the Registrant's Articles of Incorporation changing the Registrant's name to Maxus Realty Trust, Inc. As a result of the change of name, the Registrant is in the process of changing the Registrants NASDAQ symbol from "NRTI" to "MRTI."

Private Placement

         On May 11, 2000, the Registrant sold 173,000 shares of its common stock, par value $1.00 per share, at a price of $8.00 per share, solely to accredited investors (as such term is defined in Rule 501 of Regulation D) pursuant to a private placement in accordance with

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Rule 506 of  Regulation  D. Each  investor  executed  a  subscription  agreement pursuant to which each investor represented and warranted that such investor met the requirements of an accredited investor. The shares sold pursuant to the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

         The Registrant sold the shares to comply with the listing rules of the Nasdaq National Market ("Nasdaq"). Nasdaq had previously notified the Registrant that the Registrant was not in compliance with two Nasdaq listing requirements. Those listing requirements require (1) the Registrant to maintain in excess of 750,000 shares that are publicly held and (2) that the market value of the public float of the Registrant's shares exceed $5,000,000. Nasdaq is requiring the Registrant to demonstrate a market value of public float of at least $5,000,000 on or before May 11, 2000; immediately thereafter, the Registrant must evidence a market value of public float of at least $5,000,000 for a minimum of ten consecutive trading days.

         There can be no assurance that the issuance of the 173,000 shares will successfully remedy these deficiencies. If the requirements are not met, Nasdaq may determine to transfer the Registrant's common stock to the Nasdaq SmallCap Market or delist it, either of which could make it more difficult for shareholders to sell their stock.

         The Registrant intends to use the proceeds of the private placement, less legal and administrative fees incurred in connection with the private placement, to fund capital improvements, dividends and potential future acquisitions.

Declaration of Dividend

         On May 9, the newly appointed Board of Directors of the Registrant declared a cash dividend of $0.16 per share payable to the holders of record on May 31, 2000 of the Registrant's $1.00 par value, common stock. The Board anticipates that the dividend will be paid on June 21, 2000. The dividend is being paid out of the Registrant's paid-in surplus.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           Maxus Realty Trust, Inc.



Date: May 11, 2000                         By: /s/ David L. Johnson
                                                   David L. Johnson, Chairman

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